EXHIBIT 10.2

SUPERVALU INC.

2012 STOCK PLAN

STOCK OPTION AGREEMENT

This agreement is made and entered into as of the grant date indicated below (the “Grant Date”), by and between SUPERVALU INC. (the “Company”) and the individual whose name appears below (“Optionee”).

The Company has established the 2012 Stock Plan (the “Plan”), under which directors and key employees of the Company and its Affiliates may be granted Options to purchase shares of the Company’s common stock. Optionee has been selected by the Company to receive an Option subject to the provisions of this agreement. Capitalized terms that are used in this agreement, that are not defined, shall have the meanings ascribed to them in the Plan.

In consideration of the foregoing, the Company and Optionee hereby agree as follows:

1.              Option Grant.  The Company hereby grants to Optionee, subject to Optionee’s acceptance hereof, the right and option to purchase the number of Shares indicated below at the exercise price per Share indicated below (the “Exercise Price”), effective as of the Grant Date. The Option has been designated as a Non-Qualified Stock Option (“NQ”) for tax purposes, the consequences of which are set forth in the prospectus that describes the Plan.

2.              Acceptance of Option and Stock Option Terms and Conditions.  The Option is subject to and governed by the Stock Option Terms and Conditions (“Terms and Conditions”) attached hereto, which is incorporated in the terms and provisions of the Plan.  To accept the Option, this agreement must be delivered and accepted through an electronic medium in accordance with procedures established by the Company or Optionee must sign and return a copy of this agreement to the Company within sixty (60) days after the Grant Date. By so doing, Optionee acknowledges receipt of the accompanying Terms and Conditions and the Plan, and represents that Optionee has read and understands the same and agrees to be bound by the accompanying Terms and Conditions and the terms and provisions of the Plan. In the event that any provision of this agreement or the accompanying Terms and Conditions is inconsistent with the terms and provisions of the Plan, the terms and provisions of the Plan shall govern.  Any question of administration or interpretation arising under this agreement or the accompanying Terms and Conditions shall be determined by the Committee administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest.

3.              Vesting, Exercise Rights and Expiration. Except as otherwise provided in the accompanying Terms and Conditions: (i) the Option shall vest on the schedule below (ii) the vested portion of the Option may be exercised in whole or part, and (iii) the Option will expire on the expiration date indicated below (the “Expiration Date”).

Option Number:	%%OPTION_NUMBER%-%
Grant Date:	%%OPTION_DATE,’Month DD, YYYY’%-%
Number of Shares:	%%TOTAL_SHARES_GRANTED,’999,999,999’%-%
Exercise Price:	%%OPTION_PRICE,’$999,999,999.99’%-%
Expiration Date:	%%EXPIRE_DATE_PERIOD1,’Month DD, YYYY’%-%
Vesting Schedule:

SUPERVALU INC.		RECIPIENT:

By:
	Michele A. Murphy Executive Vice President	%%FIRST_NAME%-%%%MIDDLE_NAME%-% %%LAST_NAME%-%
	Human Resources & Corporate Communications	%%EMPLOYEE_IDENTIFIER%-%

SUPERVALU INC.

2012 STOCK PLAN

STOCK OPTION TERMS AND CONDITIONS

(FOR EMPLOYEES)

These Stock Option Terms and Conditions (“Terms and Conditions”) apply to the Option granted to you under the Plan, pursuant to the Stock Option Agreement (the “Agreement”) to which this document is attached.  Capitalized terms that are used in this document, but are not defined, shall have the meanings ascribed to them in the Plan or the attached Agreement.  See Section 20 for a list of defined terms.

1.              Vesting and Exercisability.  The Option shall vest on the date or dates and in the amount or amounts set forth in the attached Agreement.

The vested portion of the Option may be exercised at any time, or from time to time, to purchase Shares.  If in any year the full amount of Shares that may be purchased pursuant to the vested portion of the Option is not purchased, the remaining amount of such Shares shall be available for purchase during the remainder of the term of the Option. The term of the Option shall be for a period of ten (10) years from the Grant Date, terminating at the close of business on the Expiration Date or such shorter period as is provided for herein.

2.  Manner of Exercise.  Except as provided in Section 8 below, you cannot exercise the Option unless at the time of exercise you are an employee of the Company or an Affiliate.  Prior to your death or Disability (as set forth in Section 8 below), only you may exercise the Option.  You may exercise the Option as follows:

a)             By delivering a “Notice of Exercise of Stock Option” to the Company at its principal office, attention: Vice President, Compensation, stating the number of Shares being purchased and accompanied by payment of the full purchase price for such Shares (determined by multiplying the Exercise Price by the number of Shares to be purchased). Note: In the event the Option is exercised by any person other than you pursuant to any of the provisions of Section 7 below, the Notice must be accompanied by appropriate proof of such person’s right to exercise the Option; or

b)             By entering an order to exercise the Option using E*TRADE’s website.

3.  Method of Payment.  The full purchase price for the Shares to be purchased upon exercise of the Option must be paid as follows:

a)             By delivering directly to the Company, cash or its equivalent payable to the Company;

b)             By delivering indirectly to the Company, cash or its equivalent payable to the Company through E*TRADE’s website;

c)              By delivering directly to the Company Shares having a Fair Market Value as of the exercise date equal to the purchase price (commonly known as a “Stock Swap”);

d)             By delivering directly to the Company the full purchase price in a combination of cash and Shares; or

e)              By the Company delivering to you a number of Shares having an aggregate Fair Market Value (determined as of the date of exercise) equal to the excess, if positive, of the Fair Market Value of the Shares underlying the Option being exercised, on the date of exercise, over the exercise price of the Option for such Shares (commonly known as a “net exercise”).

You shall represent and warrant in writing that you are the owner of the Shares so delivered, free and clear of all liens, encumbrances, security interests and restrictions. To the extent that you possess Shares in certificated form, you shall duly endorse in blank all certificates delivered to the Company.

4.  Delivery of Shares.  You shall not have any of the rights of a stockholder with respect to any Shares subject to the Option until such Shares are purchased by you upon exercise of the Option.  Such Shares shall then be issued and delivered to you by the Company as follows:

a)             In the form of a stock certificate registered in your name or your name and the name of another adult person (twenty-one (21) years of age or older) as joint tenants, and mailed to your address; or

b)             In “book entry” form, that is, registered with the Company’s stock transfer agent, in your name or your name and the name of another adult person (twenty-one (21) years of age or older) as joint tenants, and sent by electronic delivery to your brokerage account.

The Company will not deliver any fractional Share but will pay, in lieu thereof, the Fair Market Value of such fractional Share.

5.  Withholding Taxes.  You are responsible for the payment of any federal, state, local or other taxes that are required to be withheld by the Company upon exercise of the Option and you must promptly remit such taxes to the Company.  You may elect to remit these taxes by:

a)             Delivering directly to the Company, cash or its equivalent payable to the Company;

b)             Delivering indirectly to the Company, cash or its equivalent payable to the Company through E*TRADE’s website;

c)              Having the Company withhold a portion of the Shares to be issued upon exercise of the Option having a Fair Market Value as of the exercise date equal to the amount of federal and state income tax required to be withheld upon such exercise (commonly referred to as a “Tax Swap” or “Stock for Tax”); or

d)             Delivering directly to the Company, Shares, other than the Shares issuable upon exercise of the Option, having a Fair Market Value as of the exercise date equal to such taxes.

You shall represent and warrant in writing that you are the owner of the Shares so delivered, free and clear of all liens, encumbrances, security interests and restrictions.  To the extent that you possess Shares in certificated form, you shall duly endorse in blank all certificates delivered to the Company.

6.              Change of Control.

a)             If, within two (2) years after a Change of Control you experience an involuntary termination of employment initiated by the Company for reasons other than Cause, or a termination of employment for Good Reason, the unvested portion of the Option shall immediately vest and the Option shall become immediately exercisable in full and remain exercisable for one (1) year beginning on the date of your termination of employment.  If the Option is replaced pursuant to subsection (d) below, the protections and rights granted under this subsection (a) shall transfer and apply to such replacement option.

b)             If, in the event of a Change of Control, and to the extent the Option is not assumed by a successor corporation (or affiliate thereto) or other successor entity or person, or replaced with an award or grant that, solely in the discretionary judgment of the Committee preserves the existing value of the Option at the time of the Change of Control, then the unvested portion of the Option shall immediately vest and the Option shall become immediately exercisable in full upon the Change of Control.

c)              In the discretion of the Committee and notwithstanding subsection (b) above or any other provision, the Option (whether or not exercisable) may be cancelled at the time of the Change of Control in exchange for cash, property or a combination thereof that is determined by the Committee to be at least equal to the excess (if any) of the value of the consideration that would be received in such Change of Control by the holders of Common Stock, over the Exercise Price for the Option. For purposes of clarification, by operation of this provision Options that would not yield a gain at the time of the Change of Control under the aforementioned equation are subject to cancellation without consideration. Furthermore, the Committee is under no obligation to treat Options and/or holders of Options uniformly and has the discretionary authority to treat Options and/or holders of Options disparately.

d)             If in the event of a Change of Control and to the extent that this Option is assumed by any successor corporation, affiliate thereof, person or other entity, or is replaced with awards that, solely in the discretionary judgment of the Committee preserve the existing value of this Option at the time of the Change of Control and provide for vesting and settlement terms that are at least as favorable to you as the vesting and payout terms applicable to this Option, then the assumed Option or such substitute therefore shall remain outstanding and be governed by its respective terms.

7.  Transferability.  The Option shall not be transferable other than by will or the laws of descent and distribution.  More particularly, the Option may not be assigned, transferred, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to these provisions, or the levy of an execution, attachment or similar process upon the Option, shall be void.

You may designate a beneficiary or beneficiaries to exercise your rights with respect to the Option upon your death.  In the absence of any such designation, benefits remaining unpaid at your death shall be paid to your estate.

8.  Effect of Termination of Employment.  Following the termination of your employment with the Company or an Affiliate for any of the reasons set forth below, your right to exercise the Option, as well as that of your beneficiary or beneficiaries, shall be as follows:

a)             Voluntary. If your employment is terminated voluntarily, you may exercise the Option prior to its Expiration Date, at any time within a period of up to thirty (30) days after such termination of employment, to the full extent of the number of Shares you were entitled to purchase under that portion of the Option which was vested as of the date of termination of your employment.

b)             Involuntary. If your employment is terminated involuntarily for any reason other than death, permanent disability or Cause, you may exercise the Option prior to its Expiration Date, at any time within a period of up to one (1) year after such termination of employment, to the full extent of the number of Shares you were entitled to purchase under that portion of the Option which was vested as of the date of termination of your employment.

c)              Death.  If your employment terminates as a result of your death, the unvested portion of the Option shall immediately vest in full. Thereafter, the Option may be exercised prior to its Expiration Date, by your beneficiary(ies), or a legatee(s) under your last will, or your personal representative(s) or the distributee(s) of your estate, to the full extent of the Shares covered by the Option that were not previously purchased, at any time within a period of up to one (1) year after your death.

d)             Disability.  If your employment terminates as a result of a permanent disability the unvested portion of the Option shall immediately vest in full. Thereafter, the Option may be exercised prior to its Expiration Date, by you or by your personal representative(s), to the full extent of the Shares covered by the Option that were not previously purchased, at any time within a period of one (1) year after your employment terminates due to such permanent disability.

You shall be considered permanently disabled if you suffer from a medically determinable physical or mental impairment that renders you incapable of performing any substantial gainful employment, and is evidenced by a certification to such effect by a doctor of medicine approved by the Company.  In lieu of such certification, the Company shall accept, as proof of permanent disability, your eligibility for long-term disability payments under the applicable Long-Term Disability Plan of the Company

e)        Cause.  If your employment is terminated for Cause, you may exercise the option prior to the date of termination of your employment to the full extent of the number of Shares you are entitled to purchase under that portion of the Option which was vested as of the date of exercise.

f)               Change in Duties/Leave of Absence.  The Option shall not be affected by any change of your duties or position or by a temporary leave of absence approved by the Company, so long as you continue to be an employee of the Company or of an Affiliate.

9.  Repurchase Rights.  If you exercise the Option within six (6) months prior to your employment with the Company or an Affiliate is terminated for Cause, or if you breach any of the covenants contained in Section 10 below, the Company shall have the right and option to repurchase from you, that number of Shares which is equal to the number you purchased upon such exercise(s) within such time periods, and you agree to sell such Shares to the Company.

The Company may exercise its repurchase rights by depositing in the United States mail a written notice addressed to you at the latest mailing address for you on the records of the Company (i) within thirty (30) days following the termination of your employment for the repurchase of Shares purchased prior to such termination, or (ii) within thirty (30) days after any exercise of the Option for the repurchase of Shares purchased after your termination of employment. Within thirty (30) days after the mailing of such notice, you shall deliver to the Company the number of Shares the Company has elected to repurchase and the Company shall pay to you in cash, as the repurchase price for such Shares upon their delivery, an amount which shall be equal to the purchase price paid by you for the Shares. If you have disposed of the Shares, then in lieu of delivering an equivalent number of Shares to the Company, you must pay to the Company the amount of gain realized by you from the disposition of the Shares exclusive of any taxes due and payable or commissions or fees arising from such disposition.

If the Company exercises its repurchase option prior to the actual issuance and delivery to you of any Shares pursuant to the exercise of the Option, no Shares need be issued or delivered. In lieu thereof, the Company shall return to you the purchase price you tendered upon the exercise of the Option to the extent that it was actually received from you by the Company.

Following the occurrence of a Change of Control, the Company shall have no right to exercise the repurchase rights set forth in this Section 9.

10. Employee Covenants.  In consideration of benefits described elsewhere in these Terms and Conditions and the attached Agreement, and in recognition of the fact that, as a result of your employment with the Company or any of its Affiliates, you have had or will have access to and gain knowledge of highly confidential or proprietary information or trade secrets pertaining to the Company or its Affiliates, as well as the customers, suppliers, joint ventures, licensors, licensees, distributors or other persons and entities with whom the Company or any of its Affiliates does business (“Confidential Information”), which the Company or its Affiliates have expended time, resources and money to obtain or develop and which have significant value to the Company and its Affiliates, you agree for the benefit of the Company and its Affiliates, and as a material condition to your receipt of benefits described elsewhere in these Terms and Conditions and the attached Agreement, as follows:

a)             Non-Disclosure of Confidential Information.  You acknowledge that you will receive access or have received access to Confidential Information about the Company or its Affiliates, that this information was obtained or developed by the Company or its Affiliates at great expense and is zealously guarded by the Company and its Affiliates from unauthorized disclosure, and that your possession of this special knowledge is due solely to your employment with the Company or one (1) or more of its Affiliates.  In recognition of the foregoing, you will not at any time during employment or following termination of employment for any reason, disclose, use or otherwise make available to any third party, any Confidential Information relating to the Company’s or any Affiliate’s business, products, services, customers, vendors, or suppliers; trade secrets, data, specifications, developments, inventions and research activity; marketing and sales strategies, information and techniques; long and short term plans; existing and prospective client, vendor, supplier and employee lists, contacts and information; financial, personnel and information system information and applications; and any other information concerning the business of the Company or its Affiliates which is not disclosed to the general public or known in the industry, except for disclosure necessary in the course of your duties or with the express written consent of the Company.  All Confidential Information, including all copies, notes regarding and replications of such Confidential Information will remain the sole property of the Company or its Affiliate, as applicable, and must be returned to the Company or such Affiliate immediately upon termination of your employment.

b)             Return of Property.  Upon termination of employment with the Company or any of its Affiliates, or at any other time at the request of the Company, you shall deliver to a designated Company representative all records, documents, hardware, software and all other property of the Company or its Affiliates and all copies of such property in your possession.  You acknowledge and agree that all such materials are the sole property of the Company or its Affiliates and that you will certify in writing to the Company at the time of delivery, whether upon termination or otherwise, that you have complied with this obligation.

c)              Non-Solicitation of Existing or Prospective Customers, Vendors and Suppliers.  You specifically acknowledge that the Confidential Information described in Section 10(a) includes confidential data pertaining to existing and prospective customers, vendors and suppliers of the Company or its Affiliates; that such data is a valuable and unique asset of the business of the Company or its Affiliates; and that the success or failure of their businesses depends upon their ability to establish and maintain close and continuing personal contacts and working relationships with such existing and prospective customers, vendors and suppliers and to develop proposals which are specific to such existing and prospective customers, vendors and suppliers.  Therefore, during your employment with the Company or any of its Affiliates and for the twelve (12) months following termination of employment for any reason, you agree that you will not, except on behalf of the Company or its Affiliates, or with the Company’s express written consent, solicit, approach, contact or attempt to solicit, approach or contact, either directly or indirectly, on your own behalf or on behalf of any other person or entity, any existing or prospective customers, vendors or suppliers of the Company or its Affiliates with whom you had contact or about whom you gained Confidential Information during your employment with the Company or its Affiliates for the purpose of obtaining business or engaging in any commercial relationship that would be competitive with the “Business of the Company” (as defined below in Section 10(e)(i)) or cause such customer, supplier or vendor to materially change or terminate its business or commercial relationship with the Company or its Affiliates.

d)             Non-Solicitation of Employees.  You specifically acknowledge that the Confidential Information described in Section 10(a) also includes confidential data pertaining to employees and agents of the Company or its Affiliates, and you further agree that during your employment with the Company or its Affiliates and for the twelve (12) months following termination of employment for any reason, you will not, directly or indirectly, on your own behalf or on behalf of any other person or entity, solicit, contact, approach, encourage, induce or attempt to solicit, contact, approach, encourage or induce any of the employees or agents of the Company or its Affiliates to terminate their employment or agency with the Company or any of its Affiliates.

e)              Non-Competition.  You covenant and agree that during your employment with the Company or any of its Affiliates and for the twelve (12) months following termination of employment for any reason, you will not, in any geographic market in which you worked on behalf of the Company or any of its Affiliates, or for which you had any sales, marketing, operational, logistical or other management or oversight responsibility, engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant, partner or in any other capacity, a business competitive with the Business of the Company.

i)                 The “Business of the Company” shall mean any business or activity involved in grocery or general merchandise retailing and supply chain logistics, including but not limited to grocery distribution, business-to-business portal, retail support services and third-party logistics, of the type provided by the Company or its Affiliates, or presented in concept to you by the Company or its Affiliates at any time during your employment with the Company or any of its Affiliates.

ii)              To “engage in or carry on” shall mean to have ownership in such business (excluding ownership of up to one percent (1%) of the outstanding shares of a publicly-traded company) or to consult, work in, direct or have responsibility for any area of such business, including but not limited to operations, logistics, sales, marketing, finance, recruiting, sourcing, purchasing, information technology or customer service.

f)               No Disparaging Statements.  You agree that you will not make any disparaging statements about the Company, its Affiliates, directors, officers, agents, employees, products, pricing policies or services.

g)              Remedies for Breach of These Covenants.  Any breach of the covenants in this Section 10 likely will cause irreparable harm to the Company or its Affiliates for which money damages could not reasonably or adequately compensate the Company or its Affiliates.  Accordingly, the Company or any of its Affiliates shall be entitled to all forms of injunctive relief (whether temporary, emergency, preliminary, prospective or permanent) to enforce such covenants, in addition to damages and other available remedies, and you consent to the issuance of such an injunction without the necessity of the Company or any such Affiliate posting a bond or, if a court requires a bond to be posted, with a bond of no greater than $500 in principal amount.  In the event that injunctive relief or damages are awarded to the Company or any of its Affiliates for any breach by you of this Section 10, you further agree that the Company or such Affiliate shall be entitled to recover its costs and attorneys’ fees necessary to obtain such recovery.  In addition, you agree that upon your breach of any covenant in this Section 10, the Option, and any other unexercised options issued under the Plan or any other stock option plans of the Company will immediately terminate and the Company shall have the right to exercise any and all of the rights described above including the provisions articulated in Section 9.

h)             Enforceability of These Covenants.  It is further agreed and understood by you and the Company that if any part, term or provision of these Terms and Conditions should be held to be unenforceable, invalid or illegal under any applicable law or rule, the offending term or provision shall be applied to the fullest extent enforceable, valid or lawful under such law or rule, or, if that is not possible, the offending term or provision shall be struck and the remaining provisions of these Terms and Conditions shall not be affected or impaired in any way.

11.  Arbitration.  You and the Company agree that any controversy, claim or dispute arising out of or relating to the attached Agreement or the breach of any of these Terms and Conditions, or arising out of or relating to your employment relationship with the Company or any of its Affiliates, or the termination of such relationship, shall be resolved by final and binding arbitration under the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association, or other neutral arbitrator and rules as mutually agreed to by you and the Company, except for claims by the Company relating to your alleged breach of any of the employee covenants set forth in Section 10 above.  This agreement to arbitrate specifically includes, but is not limited to, discrimination claims under Title VII of the Civil Rights Act of 1964 and under state and local laws prohibiting employment discrimination.  Nothing in this Section 11 shall preclude the Company from pursuing a court action to obtain a temporary restraining order or a preliminary injunction relating to the alleged breach of any of the covenants set forth in Section 10.  The agreement to arbitrate shall continue in full force and effect despite the expiration or termination of your Option or your employment relationship with the Company or any of its Affiliates.  You and the Company agree that any award rendered by the arbitrator must be in writing and include the findings of fact and conclusions of law upon which it is based, shall be final and binding and that judgment upon the final award may be entered in any court having jurisdiction thereof.  The arbitrator may grant any remedy or relief that the arbitrator deems just and equitable, including any remedy or relief that would have been available to you or the Company or any of its Affiliates had the matter been heard in court.  All expenses of arbitration, including the required travel and other expenses of the arbitrator and any witnesses, and the costs relating to any proof produced at the direction of the arbitrator, shall be borne equally by you and the Company unless otherwise mutually agreed or unless the arbitrator directs otherwise in the award.  The arbitrator’s compensation shall be borne equally by you and the Company unless otherwise mutually agreed or the law provides otherwise.

12.  Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares covered by the Option such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under these Terms and Conditions and the attached Agreement, then the Committee administering the Plan shall, in such manner as it may deem equitable, adjust any or all of the number and type of Shares (or other securities or other property) covered by the Option and the Exercise Price of the Option.

13.  Severability.  In the event that any portion of these Terms and Conditions shall be held to be invalid, the same shall not affect in any respect whatsoever the validity and enforceability of the remainder of these Terms and Conditions.

14.  No Right to Employment.  Nothing in these Terms and Conditions or the attached Agreement or the Plan shall be construed as giving you the right to be retained as an employee of the Company.  In addition, the Company may at any time dismiss you from employment, free from any liability or any claim under these Terms and Conditions or the attached Agreement, unless otherwise expressly provided in these Terms and Conditions or the attached Agreement.

15.  Reservation of Shares.  The Company shall at all times during the term of the Option reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of these Terms and Conditions and the attached Agreement.

16.  Securities Matters.  The Company shall not be required to deliver any Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

17.  Headings.  Headings are given to the sections and subsections of these Terms and Conditions and the attached Agreement solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of these Terms and Conditions or the attached Agreement or any provision hereof or thereof.

18.  Governing Law.  The internal law, and not the law of conflicts, of the State of Delaware will govern all questions concerning the validity, construction and effect of these Terms and Conditions and the attached Agreement.

19.  Notice.  For purpose of the Agreement and these Terms and Conditions, notices and all other communications provided for in the Agreement, these Terms and Conditions or contemplated by either shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed United States certified or registered mail, return receipt requested, postage prepaid, and addressed, in the case of the Company, to the Company at:

P.O. Box 990

Minneapolis, MN 55440

Attention:  Corporate Secretary

and in the case of you, to you at the most current address shown on your employment records.  Either party may designate a different address by giving notice of change of address in the manner provided above, except that notices of change of address shall be effective only upon receipt.

a)             Notice of Termination by Company.  Any purported termination of employment of you by the Company (whether for Cause or without Cause) shall be communicated by a Notice of Termination to you.  No purported termination of employment of you by the Company shall be effective without a Notice of Termination having been given.

b)             Good Reason Notice by You.  Any purported termination of employment by you for Good Reason shall be communicated by a Notice of Termination to the Company.  Your termination of employment will not be for Good Reason unless (i) you give the Company written notice of the event or circumstance which you claim is the basis for Good Reason within six (6) months of such event or circumstance first occurring, and (ii) the Company is given thirty (30) days from its receipt of such notice within which to cure or resolve the event or circumstance so noticed.  If the circumstance is cured or resolved within said thirty (30) days, your termination of employment will not be for Good Reason.

20.  Definitions.  The following terms, and terms derived from the following terms, shall have the following meanings when used in these Terms and Conditions or the attached Agreement with initial capital letters unless, in the context, it would be unreasonable to do so.

a)             Cause shall mean:

i)                 your continued failure to perform your duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Board or an officer of the Company which specifically identifies the manner in which the Board or the officer believes that you have not substantially performed your duties;

ii)              the conviction of, or plea of guilty or nolo contendere to, a felony or the willful engaging by you in conduct which is materially and demonstrably injurious to the Company;

iii)           your commission of a material act or material acts of personal dishonesty intended to result in your substantial personal enrichment at the expense of the Company; or

iv)          your material violation of Company policies relating to Code of Business Conduct, Equal Employment Opportunities and Harassment or Workplace Violence;

provided, however, that in no event shall Cause exist by virtue of any action taken by you (A) in compliance with express written directions of the Board, the Company’s Chief Executive Officer or the officer to whom you report, or (B) in reliance upon the express written consent of the Company’s counsel.

In each case above, for a termination of employment to be for Cause, you must be provided with a Notice of Termination (as described in Section 19(a)) within six (6) months after the Company has actual knowledge of the act or omission constituting Cause.  Whether a termination of employment is for Cause as provided above will be determined by the Company in its sole discretion based on all the facts and circumstances.

b)             Change of Control shall be deemed to have occurred upon any of the following events:

i)                 the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (A) the then outstanding shares of common stock of the Company, or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control:  (A) any acquisition directly from the Company, or (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;;

ii)              the consummation of any merger or other business combination of the Company, sale or lease of all or substantially all of the Company’s assets or combination of the foregoing transactions (the “Transactions”) other than a Transaction immediately following which the stockholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction own at least sixty percent (60%) of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (B) the purchaser or lessee of the Company’s assets, or (C) both the surviving corporation and the purchaser or lessee in the event of any combination of Transactions; or

iii)           within any 24-month period, the persons who were directors immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company.  For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least three-fourths of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has expressed an intent to effect a Change of Control or engage in a proxy or other control contest).

c)              Change of Control Date shall mean the date on which a Change of Control occurs.

d)             Good Reason shall mean any one (1) or more of the following events occurring during the two-year period following the Change of Control Date:

i)                 your annual base salary is reduced below the amount in effect on the Change of Control Date;

ii)              your Target Bonus is reduced below the Target Bonus as it existed on the Change of Control Date;

iii)           your title is reduced from the title that you had on the Change of Control Date, or your duties and responsibilities are materially and adversely diminished in comparison to the duties and responsibilities that you had on the Change of Control Date other than in a general reduction of the number or scope of personnel for which you are responsible for supervising which reduction occurs in connection with a restructuring or recapitalization of the Company or the division of the Company in which you work;

iv)          the program of long term incentive compensation is materially and adversely diminished in comparison to the program of long term incentive compensation as it existed for you on the Change of Control Date (for purposes of this clause (iv), a reduction of fifteen percent (15%) or more of the target dollar amount of your long term incentive compensation as it existed for you on the Change of Control Date based on your most recent award of long term incentive compensation prior to the Change of Control Date shall be considered to be material and adverse); or

v)             you are required to be based at a location more than forty-five (45) miles from the location where you were based and performed services on the Change of Control Date;

provided, however, that any diminution of duties or responsibilities that occurs solely as a result of the fact that the Company ceases to be a public company or that the size of the Company has been reduced as a result of the Change of Control shall not, in and of itself, constitute Good Reason.

e)              Notice of Termination shall mean a written notice which shall indicate the specific provision in these Terms and Conditions relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for your termination of employment under the provisions so indicated.

f)               Target Bonus shall mean the target amount of bonus established under the annual bonus plan for you for the year in which the termination of employment occurs. When the context requires, it shall also mean the target amount of bonus established for any earlier or later year.

Original Approval: